Free Writing Prospectus Filed Pursuant to Rule 433

Registration Statement File No. 333-278517

TD SYNNEX CORPORATION

FINAL TERM SHEET

April 9, 2024

$600,000,000 6.100% Senior Notes due 2034

Issuer:	TD SYNNEX Corporation

Ratings:*	Baa3 / BBB- / BBB- (Moody’s / S&P / Fitch)

Principal Amount:	$600,000,000

Maturity:	April 12, 2034

Coupon (Interest Rate):	6.100%

Yield to Maturity:	6.114%

Spread to Benchmark Treasury:	T + 175 basis points

Benchmark Treasury:	4.000% due February 15, 2034

Benchmark Treasury Price and Yield:	97-03+; 4.364%

Interest Payment Dates:	Semi-annually on April 12 and October 12 of each year, commencing on October 12, 2024

Redemption Provisions:	Prior to January 12, 2034 (the date that is 3 months prior to the maturity date), make-whole call at Treasury rate plus 30 basis points; par call at any time on or after January 12, 2034

Price to Public:	99.896%

Trade Date:	April 9, 2024

Settlement Date:	April 12, 2024 (T+3)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Day Count Convention:	30/360

CUSIP Number:	87162W AL4

ISIN Number:	US87162WAL46

Joint Book-Running Managers:	BofA Securities, Inc. Citigroup Global Markets Inc. Scotia Capital (USA) Inc. Wells Fargo Securities, LLC HSBC Securities (USA) Inc. Mizuho Securities USA LLC

Co-Managers:

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

J.P. Morgan Securities LLC

MUFG Securities Americas Inc.

PNC Capital Markets LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

Goldman Sachs & Co. LLC

Huntington Securities, Inc.

UniCredit Capital Markets LLC

U.S. Bancorp Investments, Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Representatives can arrange to send you the prospectus if you request it by contacting BofA Securities, Inc., NC1-022-02-25, 201 North Tryon Street, Charlotte, NC 28255-0001, Attn: Prospectus Department, Email: dg.prospectus_requests@bofa.com, 1-800-294-1322; Citigroup Global Markets Inc., c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-800-831-9146; Scotia Capital (USA) Inc., Debt Capital Markets, 250 Vesey Street, New York, NY 10281, 1-800-372-3930 (toll free) and 1-212-225-5559 (collect); or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attn: WFS Customer Service, Telephone: 1-800-645-3751, Email: wfscustomerservice@wellsfargo.com.

It is expected that delivery of the notes will be made against payment thereof on or about April 12, 2024, which will be the third business day following the pricing of the notes (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are generally required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the notes will initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement.

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